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                                                                       EXHIBIT 5

                          LAW OFFICES OF EARL MONSEY

                                 April 5, 2001


MangoSoft, Inc.
1500 West Park Drive, Suite 190
Westborough, Massachusetts  01581

Re:  MangoSoft, Inc.
     Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to MangoSoft, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission"), relating to the registration of up to 115,122 shares of the Company's common stock, par value $0.001 per share (the "Shares"). The Shares have been issued by the Company upon exercise of stock options (the "Options") granted under the MangoSoft, Inc. 1999 Incentive Compensation Plan, as amended and restated.

     We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the issuance of the Shares. Based on such review, we are of the opinion that the Shares have been duly authorized, and are validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.


                                         Very truly yours,

                                         /s/ Earl Monsey